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                                                                   EXHIBIT 99.1

FINANCIAL CONTACT:      JAMES S. GULMI (615) 367-8325
GENESCO MEDIA CONTACT:  CLAIRE S. MCCALL (615) 367-8283


                   GENESCO TO PRESENT AT WACHOVIA SECURITIES'
                         2005 CONSUMER GROWTH CONFERENCE
         --COMPANY REAFFIRMS FOURTH QUARTER AND FISCAL 2005 GUIDANCE --

NASHVILLE, Tenn., Feb. 15, 2005 --- Genesco Inc. (NYSE: GCO) today announced that the Company will be presenting at the Wachovia Securities' 2005 Consumer Growth Conference on February 16, 2005. The Genesco investor presentation will be webcast live at 9:35 a.m. (eastern time) on February 16, 2005, and may be accessed through the Company's internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

         The Company also stated that it remains comfortable with its previously announced guidance for the fourth quarter and fiscal year 2005. Genesco plans to announce its results for the fourth quarter and fiscal year 2005 and to discuss the results and the outlook for the new fiscal year in a conference call on March 3, 2005.

         This release contains forward-looking statements, including the statement regarding the Company's previously announced guidance and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements.

         A number of factors could cause differences. Adjustments to data during the preparation of financial statements for the quarter and year and certain unforeseen events occurring subsequent to the end of the fiscal year but before the publication of audited financial statements could cause differences from the Company's current expectations. Other factors that could result in differences from expectations reflected in the Company's forward-looking statements in this release and elsewhere include weakness in consumer demand for products sold by the Company, fashion trends that affect the sales or product margins of the Company's retail product offerings, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution,


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unfavorable trends in foreign exchange rates and other factors affecting the cost of products, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation and environmental matters involving the Company. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

         Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 1,600 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Zone, Cap Factory, Head Quarters and Cap Connection, and on internet websites www.journeys.com , www.journeyskidz.com , www.undergroundstation.com , www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.



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